Exhibit 10.7
EXTERRAN HOLDINGS, INC.
AWARD NOTICE
PERFORMANCE SHARES
     Exterran Holdings, Inc. (the “Company”), has granted to you (the “Participant”), a Performance Award (your “Award”) under the Amended and Restated Exterran Holdings, Inc. 2007 Stock Incentive Plan (as amended, the “Plan”). All capitalized terms not explicitly defined in this Award Notice but defined in the Plan shall have the same meaning ascribed to them in the Plan.
     The main terms of your Award are as follows:
     1. Award. You have been granted target shares of Common Stock (the “Performance Shares”). Your Performance Shares are stated at target above and the actual shares (or the cash equivalent thereof) earned and paid under your Award may be more or less.
     2. Grant Date. The grant date of this Award is the Issue Date provided above (the “Grant Date”).
     3. Vesting. Your Award will vest on the date provided above (the “Vesting Date”) and will be paid (as provided in Section 5 below) at 0% to 200% of the Performance Shares based on the achievement of the pre-determined performance objective(s) (the “Performance Measures”) over the Performance Period, except as provided in Section 4 of this Notice. The Performance Shares are the number of shares (or the cash equivalent thereof) that would be earned and paid if the Performance Measures are met at the target level.
     Exhibit A hereto provides (a) the Performance Period for your Award, (b) an explanation of the Performance Measures and (c) the percentage of the Award that will be earned, if any, based on the achievement of the Performance Measures (subject to the vesting requirements set forth in this Notice).
     4. Termination of Employment. If your employment with the Company or an Affiliate terminates for any reason prior to the Vesting Date, other than due to your death or Disability or as provided in Section 6 below, then your Award will be automatically forfeited and will be of no further force or effect on the date of your termination. (For purposes of your Award, a transfer of employment between the Company and an Affiliate or between Affiliates is not a termination of employment, provided there is no break in your employment.)
     If your employment with the Company or an Affiliate terminates prior to the Vesting Date as a result of your death or Disability, then your Award will immediately vest and be payable as of the date of your termination of employment; provided, however, that if your date of termination is during the Performance Period, then your Award shall be paid at 100% of the Performance Shares.
     5. Determination of Earned Shares, Settlement and Payment. As soon as administratively practicable following the conclusion of the Performance Period, the Committee shall determine (a) the level of performance achieved with respect to the Performance Measures at the conclusion of the Performance Period (the “Achievement Percentage”) and (b) if the Achievement Percentage is at the threshold or higher percentage level, whether your Award shall be settled in shares of Common Stock or in cash on the Vesting Date. The amount payable under your Award (the “Earned Shares”) shall be equal to the product of the number of Performance

Shares multiplied by the Achievement Percentage or, in the event of your termination due to your death or Disability during the Performance Period, 100% of the Performance Shares.
     If your Award is paid in Common Stock, then upon vesting, you will be entitled to the number of whole shares of Common Stock equal to the number of whole Earned Shares, with any fractional shares paid in cash. If your Award is paid in cash, then upon vesting, you will be entitled to a lump sum cash payment equal to the Fair Market Value as of the Vesting Date of the number of Earned Shares.
     Unless the Award vests by reason of your termination due to your death, Disability or as provided in Section 6 below, settlement or payment of the vested Award shall be made to you as soon as administratively practicable after the Vesting Date, but in no event later than the 60th day following the Vesting Date. If your Award vests prior to the Vesting Date by reason of your termination of employment due to your death or Disability or on or after the date a Corporate Change is consummated (as provided in Section 6 below), then settlement or payment of the vested Award shall be made to you (or your estate in the event of your death) as soon as administratively practicable after your termination date, but in no event later than the 60th day following your termination date (which will be the vesting date of the Award in case of vesting due to death, Disability or termination on or after the date a Corporate Change is consummated as provided in Section 6 below).
     Except as provided below, this Award is not intended to be subject to Section 409A of the Code (“Section 409A”) under the short-term deferral exclusion and will be interpreted and operated consistent with such intent. If due to another written agreement between the Company and you this Award is subject to Section 409A, then if you are a “specified employee” within the meaning of Section 409A as of your termination date (which is a “separation from service” under Section 409A) and your Award is paid due to your termination, then (unless otherwise provided in such agreement) your Award will not be paid until the earliest of (i) the Vesting Date that it would otherwise be paid under this Award Notice had your employment not terminated prior to such date, (ii) the first business day that occurs following the expiration of six months after your termination date or (iii) your date of death.
     6. Corporate Change. If a Corporate Change is consummated prior to the end of the Performance Period and you are employed by the Company or an Affiliate as of such consummation date, then (a) the Committee, in its discretion, shall determine in good faith the Achievement Percentage based on performance during the portion of the Performance Period commencing on the first day of the Performance Period and ending on the date the Corporate Change is consummated or (b) if the Committee determines, in its discretion, that no such determination can reasonably be made, then the Achievement Percentage shall be deemed to be 100% (and your Earned Shares will be determined based upon such Achievement Percentage).
     Notwithstanding Section 4 above to the contrary, if your employment with the Company or an Affiliate is terminated on or after the date a Corporate Change is consummated (but prior to the Vesting Date) (i) by the Company without Cause, (ii) by you for Good Reason (as defined below) or (iii) as a result of your death or Disability, then your Award will immediately vest as of the date of your termination of employment. If your employment is terminated by the Company with Cause or by you without Good Reason on or after the date the Corporate Change is consummated, then your Award will be automatically forfeited and will be of no further force or effect on the date of your termination.
     For purposes of this Award Notice, unless otherwise provided in a written agreement between the Company and you, “Good Reason” means the occurrence of any of the following without your express written consent:
(i)	A reduction of 10% or more of your base salary;

(ii)	Your being required to be based at any other office or location of employment more than 50 miles from your primary office or location of employment immediately prior to the Corporate Change; or

(iii)	The willful failure by the Company to pay you your compensation when due;
provided, however, unless otherwise provided in a written agreement between the Company and you, that Good Reason does not exist with respect to a matter unless you give the Company a notice of termination due to such matter within 20 days of the date such matter first exists. If you fail to give a notice of termination timely, you shall be deemed to have waived all rights you may have under this Award Notice with respect to such matter. The Company will have 30 days from the date of your notice of termination to cure the matter. If the Company cures the matter, your notice of termination shall be deemed rescinded. If the Company fails to cure the matter timely, your employment shall be deemed to have been terminated for Good Reason at the end of the 30-day cure period.
     7. Stockholder Rights. You will have no rights as a stockholder (including the right to any dividends) with respect to any shares of Common Stock potentially issuable upon settlement of your Award until you become the holder of record of such shares of Common Stock. The grant of the Performance Shares under your Award shall be implemented by a credit to a bookkeeping account maintained by the Company evidencing an unfunded and unsecured right.
     8. Non-Transferability. Before you are vested in your Award, you cannot sell, transfer, pledge, exchange or otherwise dispose of your Award (except by will or the laws of descent and distribution).
     9. No Right to Continued Employment. Nothing in this Notice guarantees your continued employment with the Company or its Affiliates or interferes in any way with the right of the Company or its Affiliates to terminate your employment at any time.
     10. Data Privacy. You consent to the collection, use, processing and transfer of your personal data as described in this paragraph. You understand that the Company and/or its Affiliates hold certain personal information about you (including your name, address and telephone number, date of birth, social security number, social insurance number, etc.) for the purpose of administering the Plan (“Data”). You also understand that the Company and/or its Affiliates will transfer this Data amongst themselves as necessary for the purpose of implementing, administering and managing your participation in the Plan, and that the Company and/or its Affiliates may also transfer this Data to any third parties assisting the Company in the implementation, administration and management of the Plan. You authorize them to receive, possess, use, retain and transfer the information, in electronic or other form, for these purposes. You also understand that you may, at any time, review the Data, require any necessary changes to the Data or withdraw your consent in writing by contacting the Company. You further understand that withdrawing your consent may affect your ability to participate in the Plan.
     11. Withholding. Your Award is subject to applicable income tax, social insurance, or social security withholding obligations, and the Company and its Affiliates may, in their sole discretion, withhold a sufficient number of shares of Common Stock or a sufficient amount of cash otherwise issuable or payable to you under this Award in order to satisfy any such withholding obligations. If necessary, the Company reserves the right to withhold from your regular earnings an amount sufficient to meet the withholding obligations.
     12. Plan Governs. This Notice is subject to the terms of the Plan, a copy of which is available on the Company’s website or which will be provided to you upon written request addressed to Exterran Holdings, Inc., Stock Plan Administration, 16666 Northchase Drive, Houston, TX 77060. In the event of a discrepancy between this Notice and the Plan, the Plan shall govern.

     13. Acceptance. If you do not accept the Award or the terms of the Award, you must notify the Company in writing at the Company’s address provided above within 30 days of receipt of this Notice. Otherwise, the Company will deem the Award and the terms of the Award accepted by you.
     14. Non-Solicitation/Confidentiality Agreement. This Award is subject to the attached Exhibit B “Non-Solicitation/Confidentiality Agreement” which is incorporated herein as if fully set forth herein.

EXTERRAN HOLDINGS, INC. AWARD NOTICE
PERFORMANCE SHARES
EXHIBIT B
Non-Solicitation/Confidentiality Agreement
The greatest assets of Exterran Holdings, Inc. and its affiliates and subsidiaries (“Exterran”) are its employees, directors, customers, and confidential information. In recognition of the increased risk of unfairly losing any of these assets to its competitors, Exterran has adopted this Exhibit A as its policy, which you accept and agree to by accepting the Award.
In connection with your acceptance of the Award under the Plan, and in exchange for the consideration provided thereunder, you agree that you will not, during your employment with, or service to Exterran, and for one year thereafter, directly or indirectly, for any reason, for your own account or on behalf of or together with any other person, entity or organization (a) call on or otherwise solicit any natural person who is employed by Exterran in any capacity with the purpose or intent of attracting that person from the employ of Exterran, or (b) divert or attempt to divert from Exterran any business relating to the provision of natural gas compression equipment and service or oil and natural gas production and processing equipment and related services without, in either case, the prior written consent of Exterran. As further consideration for the grant of the Award, you agree that you will not at any time, either while employed by, or in service to Exterran, or at any time thereafter, make any independent use of, or disclose to any other person (except as authorized by Exterran) any confidential, nonpublic and/or proprietary information of Exterran, including, without limitation, information derived from reports, work in progress, codes, marketing and sales programs, customer lists, records of customer service requirements, cost summaries, pricing formulae, methods of doing business, ideas, materials or information prepared or performed for, by or on behalf of Exterran.
If any court determines that any provision of this agreement, or any part thereof, is invalid or unenforceable, the remainder of this agreement shall not be affected and shall be given full effect, without regard to the invalid portions and the court shall have the power to reduce the duration or scope of such provision, as the case may be, and, in its reduced form, such provision shall then be enforceable.
You hereby acknowledge that the Award being granted to you under the Plan is an extraordinary item of compensation and is not part of, nor in lieu of, your ordinary wages for services you may render to Exterran.
You understand that this agreement is independent of and does not affect the enforceability of any other restrictive covenants by which you have agreed to be bound in any other agreement with Exterran.